Exhibit 10.2

Letter of Intent: FPA-QB Wellness Center (name subject to change)

Joint Venture by US Flagship Patient Advocates and China Qiaobo Indoor Ski World

Joint venture Partner A: Flagship Patient Advocates (FPA)

Partner B: Qiaobo Indoor Ski World (QB)

Name of the Joint Venture Company:  FPA-QB Wellness Center

Background:

Qiaobo Indoor Ski World was established in July 2005 with the vision and concept of improving people’s living standard by Ms. Ye Qiaobo, the first world title of skating by an Asian. The initial investment is about 400 million Chinese Yuan, built on 59,000 M² of land in the Olympic village north of Beijing. Current staff is 400 and its majority shareholders are Qiaobo Ice & Snow World Sport Development Co. Ltd. and Beijing Chuanyegu Real Estate Development Co. Ltd., a subsidiary of Tsinghua Science Park (Qidi Stockholding) derived from Tsinghua University. It is the first and the only indoor skiing Gymnasium facility in China.

One of QB’s on going projects - Qiaobo International Convention Center just finished its 20,000 Sqm of construction and is at its last stage of renovation. It is expected to be opened by December 2006. The wellness center is to be located on the second floor of the Convention Center.

Vice Chairman and CEO: Mr. Jiuyu Ren

Flagship Patient Advocates is a physician-founded, membership-based, private medical group dedicated to the highest level of support service, whether you are at home or traveling. FPA offers the most prominent physician specialists to its members, as well as personalized advocacy for physician referral and emergency support needs, all linked by a sophisticated information-management system.

FPA's physician network and patient services have already covered 50 states in the US mainland, as well as Europe, the Caribbean, and South America. It has developed its network to India, Singapore, Thailand and Hong Kong; it will continue expanding into the Asia market with its main focus on China. FPA is working everyday to expand its international coverage.

FPA's parent Company is Patients and Physicians, Inc. FPA's four largest shareholders are Fred Nazem, Dr. Steve O'Brien, Everett LLC., and Laurus Master Fund.

Chairman and CEO: Fred Nazem

President and legal counsel: John Flood

Content of Letter of Intent:

QB and FPA have reached an agreement establishing a new Joint Venture Entity - FPA-QB Wellness Center

Initial investment is $2 million, $1 million from each partner. FPA provides novel healthcare concept, business model, physician network to own 51% of total equity of the Joint venture while QB owns 49%.

Secondary investment is $1 million, $500,000 from each partner. This completes the total investment of $3 Million.

The Goal:  Introduce FPA Healthcare concept into Chinese healthcare market and build up the highest level of wellness platform to provide the best healthcare service to its members.

The Market:  National athletes, Government Officials, Corporate Executives, and travelers

Products Focus: Wellness (Prevention, Medical Screening, Consultation, Disease Management and Rehabilitation et al)

1.	Build up national-class physician network (particularly orthopedic & sports medicine) in China;
2.	Service to be provided by the JV wellness center:
a.	Physical check ups (Medical screening) for National Athletes, government officials, high-end corporate executives, international travelers.
b.	Rehabilitation service for national athletes, as well as international athletes competing at the Olympic games in 2008.
c.	Provide members with “stay healthy and stay young” programs and offer wellness consultation and supplement to individual members.
d.	Offers FPA membership services (see appendix I).
e.	Provide members with physician referral and access to the top medical centers both domestic and abroad.
f.	Functioning as a sport medicine center hub for 2008 Beijing Olympic Games.
g.	Hosting domestic and international Medical conferences, especially preventive and sports medicine.
h.	Organizing series of academic workshops such as wellness programs including anti-aging, diet, behavior modification, disease management et al.
3.
FPA will provide novel healthcare concepts, technology, products, management structure, access to its US Flagship Physician network et al, QB will provide facility renovation and maintenance, market development and governmental relations et al (will be further discussed).

4.	FPA holds 51% and QB holds 49% of the total equity;
5.	The physician network will hold 10% of the ownership (each party surrenders 5% respectively);
6.	The Executive Management Team holds 10% stock (each party surrenders 5% respectively);
7.	The Board: consisted by 5 members, FPA will elect 3 members, and QB elects 2 members;

8.	FPA recommends an accountant, QB recommends a cashier, and the board will appoint a financial controller;
9.	Location: 2nd floor of Qiaobo International Convention Center (2,500 Sqm, by lease) located in Olympic Village, Beijing;
10.	Time frame:
a.
7/31/2006, finish Budget and Proforma, continue preparation work for company registration and licensing; study all related regulations, taxations, central and local policies and supplemental policies and regulations et al, continue physician network development.

b.
7/31/2006, upon signed LOI, both partners commit 10% of initial investment as preparatory fund to pay for registration, licensing, legal expenses, administration and other expenses related to the establishment of the Joint Venture et al.

c.	8/30/2006, finish facility renovation design, FPA provides architectural input and functional requirement. Start hiring process.
d.	9/30/2006, complete registration, licensing, and all related legal processes.
e.	9/30/2006, finish facility renovation, start purchasing process, medical and office equipment, furniture and supplies et al.
f.	10/30/2006, finalize initial services and operational model, start Medvault adoption (English & Chinese version).
g.	12/1/2006, testing period for whole system. Operation starts running.
h.	1/1/2007, grand opening.

Issues that are not addressed in this letter will be further discussed by both parties.

This is a binding letter of intent which reflects the intention of QB and FPA and creates rights and obligations on the part of the parties hereto.

Fred Nazem, Chairman and CEO, Flagship Patient Advocates, New York, NY

Signature: /s/ Fred Nazem , Date: July 31, 2006

Jiuyu Ren, Vice Chairman and CEO, Qiaobo Indoor Ski World

Signature: /s/ Jiuyu Ren , Date: August 13, 2006

Appendix I: FPA is a company of patient advocates, empowered by a host of unique clinical services coupled with a global network of renowned physician specialists. FPA's aim is to give its Members "Clinical Insurance," not the typical health insurance that revolves around money and financial insurance. With one phone call from anywhere at anytime, our Members can enjoy unique privileges that include:

•
An immediate response by the company's own in-house MedCierge™ advocacy team-including doctors and registered nurses who attend personally and carefully to every Member who needs referrals to specialists.

•	A thorough assessment and evaluation by an FPA Advocate of a Member's specific concerns as part of the process to direct needed clinical and other healthcare services.

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An Advocate securing a priority appointment for the Member with a physician from Medical SpeciaList™-FPA's own network of physician specialists whose practice expertise best matches the Member's clinical needs.

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Additional services of special interest to frequent travelers provided by FPA's special 24/7 units such as MedEmergentCare™ and MedTrauma for emergency hospitalization, and a global air evacuation and transport service.

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A secure, personal electronic health record, My MedVault™, for Members to record, store and manage their health information. MedVault works synergistically with all FPA services as a Lifetime Personal Health Record and a Personalized Emergency Health Record.